EXHIBIT 99.1
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[LOGO]
ABLE
LABORATORIES, INC.

COMPANY CONTACTS:                                         INVESTOR CONTACT:
Jay Wadekar, Chairman & CEO                               Investor Relations
Nitin V. Kotak, Vice President, Finance and Accounting    Phone (609) 495-2805
Phone (609) 495-2800                                      Email: IR@ablelabs.com

Able Laboratories Reports Financial Results for 2004
Fourth Quarter and Full Year
----------
Net Sales Increase 38% to $31.4 Million for Q4 2004 from $22.8 Million for Q4
2003
----------
Net Sales Increase 33% to $103.2 Million for 2004 from $77.6 Million for 2003
----------
Diluted Earnings per Share Increases 146% to $0.32 for Q4 2004 from $0.13 for Q4 2003
----------
Diluted Earnings per Share Increases 63% to $0.75 for 2004 from $0.46 for 2003
----------

CRANBURY, NJ, MARCH 7, 2005 - ABLE LABORATORIES, INC. (NASDAQ: ABRX) today announced financial results for the three months and year ended December 31, 2004.

FOURTH QUARTER 2004 FINANCIAL RESULTS

For the fourth quarter of 2004, the Company reported net sales of $31.4 million, a 38.2% increase from net sales of $22.8 million in the fourth quarter of 2003, primarily due to the Company's expanded product family. The Company also reported operating income of $8.5 million for the fourth quarter of 2004, a 135.6% increase compared to operating income of $3.6 million for the fourth quarter of 2003. These results included an increase in research and development expenses of $409,000, or 10.9%, compared to the fourth quarter of 2003. Diluted earnings per share increased to $0.32 for the fourth quarter of 2004 compared to diluted earnings per share of $0.13 for the fourth quarter of 2003.

Gross profit was $16.5 million for the quarter, an increase of 54.7%, compared to $10.7 million for the fourth quarter of 2003. The Company's gross profit margin was 52.5%, compared to 46.9% for the fourth quarter of 2003. Gross margin increased as a percentage of net sales for the quarter primarily as a result of selling newly-approved products at higher gross margins.

Dollars invested in research and development expenses increased as a result of additional research and development conducted to further develop the Company's product pipeline and costs associated with partnering arrangements. Research and development expenses were

13.2% of net sales for the fourth quarter of 2004 versus 16.4% of net sales for the fourth quarter of 2003. The Company currently has six ANDAs pending approval by the U.S. Food and Drug Administration ("FDA") addressing a total market size of approximately $500 million. In addition, the Company has 18 projects currently under development addressing a total market size of approximately $2.6 billion.

Selling, general and administrative expenses increased to $3.8 million for the fourth quarter of 2004 compared to $3.3 million for the fourth quarter of 2003. Selling, general and administrative expenses were 12.1% of net sales for the quarter compared to 14.5% of net sales for the fourth quarter of 2003. The increase of $508,000 was primarily attributable to increased administrative, selling and marketing expenses to support the Company's growth.

Operating income for the fourth quarter of 2004 was $8.5 million, or 27.2% of net sales, versus $3.6 million, or 15.9% of net sales, for the fourth quarter of 2003. The operating income increase is attributable to increased sales and higher gross profit margins offset by the $917,000 increase in operating expenses. The effective tax rate for the fourth quarter of 2004 was 25.8% compared to an effective tax rate of 36.4% for the fourth quarter of 2003. The decrease in the effective tax rate is primarily due to the recognition of $864,000 of additional deferred income tax benefits. The recognition of the additional deferred income tax benefits increased diluted earnings per share by $0.04. Net income applicable to common stockholders for the quarter was $6.2 million versus $2.4 million for the fourth quarter of 2003. Fully diluted earnings per share increased 146.2% to $0.32 for the fourth quarter of 2004 versus the $0.13 reported for the fourth quarter of 2003.

FISCAL 2004 FINANCIAL RESULTS

For the year ended December 31, 2004, the Company reported net sales of $103.2 million, a 33.0% increase from net sales of $77.6 million for the year ended December 31, 2003.

Gross profit was $51.8 million for 2004, an increase of 43.0%, compared to $36.2 million for 2003. The Company's gross profit margin was 50.2% for 2004, compared to 46.7% for 2003. Gross margin increased as a percentage of net sales primarily as a result of selling newly-approved products at higher gross margins.

Research and development expenses increased by $4.0 million, or 35.8%, to $15.2 million for 2004 compared to $11.2 million for 2003. Research and development expenses were 14.8% of net sales for 2004 versus 14.5% of net sales for 2003. The Company received FDA approval for 16 new products during 2004.

Selling, general and administrative expenses increased to $14.0 million for 2004 compared to $10.7 million for 2003. Selling, general and administrative expenses were 13.6% of net sales for 2004 compared to 13.8% of net sales for 2003. The increase of $3.3 million was primarily attributable to increased expenses for salaries and benefits necessary to support the Company's growth.

Operating income for 2004 was $22.5 million, or 21.8% of net sales, versus $14.3 million, or 18.4% of net sales, for 2003. The operating income increase is attributable to increased sales and higher gross profit margins partially offset by the $7.3 million increase in operating expenses. The effective tax rate for 2004 was 33.6% compared to an effective tax rate of 38.9% for 2003. The decrease in the effective tax rate is primarily due to the recognition of $864,000 of additional deferred income tax benefits. The recognition of the additional deferred income tax

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

benefits increased diluted earnings per share by $0.04. Net income applicable to common stockholders for 2004 was $14.6 million compared to $8.2 million for 2003. Fully diluted earnings per share increased 63.0% to $0.75 for 2004 versus the $0.46 reported for 2003.

At December 31, 2004, the Company had cash and cash equivalents of $11.7 million and working capital of $52.0 million compared to cash and cash equivalents of $20.1 million and working capital of $47.1 million at December 31, 2003. During 2004, we invested approximately $24.3 million in new property and equipment.

FOURTH QUARTER 2004 CORPORATE HIGHLIGHTS

     o The Company promoted Nitin V. Kotak to Vice President, Finance and Accounting. Mr. Kotak has taken over responsibility for the Company's financial and accounting management.

     o The Company entered into a development agreement for a specialty prescription generic drug product with Strides, Inc., NJ, a wholly-owned subsidiary of Strides Arcolab, Limited, one of India's largest manufacturers and exporters of pharmaceutical products.

"We achieved record sales and earnings in the fourth quarter and for the year. Supported by our 16 ANDA approvals in 2004, we have also seen increased acceptance of our products by several key customers as a result of the efforts of our sales management team" commented Jay Wadekar Chairman and CEO of Able Laboratories, Inc.

"Last year was a transition year for us as we began relocating to the new facility. We also enhanced our growth prospects by making several key additions to our management team. We are excited about our R&D plans and partnership agreements, which we believe, will provide us with opportunities for significant long term growth."

CONFERENCE CALL INFORMATION

Able Laboratories has scheduled a conference call and web cast regarding this announcement to be held tomorrow, Tuesday, March 8, 2005, beginning at 10:00 a.m. Eastern Time. To participate in the live call via telephone, please call
(877) 464-5947 or (706) 679-0842 internationally. A telephone replay will be available for 48 hours following the call by dialing (800) 642-1687 or (706) 645-9291 internationally and entering reservation number 4523818.

Individuals interested in listening to the conference call via the Internet may do so by visiting our web site www.ablelabs.com. A replay will be available on the web site for 90 days.

Able Laboratories is a developer and manufacturer of generic pharmaceuticals. Further information on Able may be found on the Company's web site, www.ablelabs.com.

EXCEPT FOR HISTORICAL FACTS, THE STATEMENTS IN THIS NEWS RELEASE, AS WELL AS ORAL STATEMENTS OR OTHER WRITTEN STATEMENTS MADE OR TO BE MADE BY ABLE LABORATORIES, INC., ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES. FOR EXAMPLE, STATEMENTS ABOUT THE COMPANY'S OPERATIONS, ITS ABILITY TO FORMULATE AND BRING TO MARKET ITS DRUG PRODUCTS UNDER DEVELOPMENT, ITS ABILITY TO INCREASE SALES AND PROFITS AND MANAGE ITS GROWTH, THE EXPECTED EFFECTS OF THE COMPANY'S EXPANSION OF ITS PRODUCTION FACILITIES, THE CURRENT OR EXPECTED MARKET SIZE FOR THE COMPANY'S PRODUCTS, THE ADEQUACY OF THE COMPANY'S MANUFACTURING CAPACITY, THE AVAILABILITY OF SUFFICIENT CAPITAL, THE SUCCESS OF CURRENT OR FUTURE PRODUCT OFFERINGS, RESEARCH AND DEVELOPMENT EFFORTS AND THE COMPANY'S ABILITY TO FILE FOR AND OBTAIN U.S. FOOD AND DRUG ADMINISTRATION APPROVALS FOR FUTURE PRODUCTS, ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE MERELY THE COMPANY'S CURRENT PREDICTIONS OF FUTURE EVENTS, THE STATEMENTS ARE INHERENTLY UNCERTAIN, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE STATEMENTS MADE HEREIN. THERE IS NO ASSURANCE THAT THE COMPANY WILL CONTINUE TO ACHIEVE THE SALES LEVELS NECESSARY TO MAKE ITS OPERATIONS

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

PROFITABLE OR THAT ITS ANDA FILINGS AND APPROVALS WILL BE COMPLETED AND OBTAINED AS ANTICIPATED. FOR A DESCRIPTION OF ADDITIONAL RISKS, AND UNCERTAINTIES, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2004 AND ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION AND DEVELOPMENTS.

                           PLEASE SEE ATTACHED TABLES





































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

                             ABLE LABORATORIES, INC.
                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                      Three Months Ended                      Year Ended
                                                 ------------------------------      ------------------------------
                                                 December 31,      December 31,      December 31,      December 31,
                                                     2004              2003              2004              2003
                                                 ------------      ------------      ------------      ------------
Sales, net                                       $ 31,435,989      $ 22,752,442      $103,193,652      $ 77,561,115
Cost of sales                                      14,918,772        12,073,554        51,433,991        41,355,192
                                                 ------------      ------------      ------------      ------------
         Gross profit                              16,517,217        10,678,888        51,759,661        36,205,923
                                                 ------------      ------------      ------------      ------------
Operating expenses:
   Selling, general and administrative              3,817,648         3,309,216        14,001,498        10,696,864
   Research and development                         4,150,400         3,741,320        15,231,815        11,212,418
                                                 ------------      ------------      ------------      ------------
         Total operating expenses                   7,968,048         7,050,536        29,233,313        21,909,282
                                                 ------------      ------------      ------------      ------------

         Operating income                           8,549,169         3,628,352        22,526,348        14,296,641
                                                 ------------      ------------      ------------      ------------
Other income (expense):
   Interest and financing expense                     (37,737)          (54,378)         (188,463)         (543,849)
   Loss on early retirement of debt                      --                --            (118,440)         (241,999)
   Miscellaneous income (expense), net               (190,128)          250,236          (144,612)          388,755
                                                 ------------      ------------      ------------      ------------
         Other income (expense), net                 (227,865)          195,858          (451,515)         (397,093)
                                                 ------------      ------------      ------------      ------------

Income before income taxes                          8,321,304         3,824,210        22,074,833        13,899,548
Provision for income taxes                          2,144,000         1,393,900         7,423,000         5,412,000
                                                 ------------      ------------      ------------      ------------
         Net income                                 6,177,304         2,430,310        14,651,833         8,487,548

Dividends on preferred stock                           11,712            42,090            89,642           274,559
                                                 ------------      ------------      ------------      ------------

Net income applicable to common stockholders     $  6,165,592      $  2,388,220      $ 14,562,191      $  8,212,989
                                                 ============      ============      ============      ============

Net income per share:
         Basic                                   $       0.34      $       0.14      $       0.84      $       0.56
                                                 ============      ============      ============      ============
         Diluted                                 $       0.32      $       0.13      $       0.75      $       0.46
                                                 ============      ============      ============      ============
Weighted average shares outstanding:
         Basic                                     17,983,452        16,536,986        17,401,740        14,709,040
                                                 ============      ============      ============      ============
         Diluted                                   19,571,168        19,301,487        19,433,451        18,374,894
                                                 ============      ============      ============      ============


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

                             ABLE LABORATORIES, INC.
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                     ASSETS

                                                                             December 31,      December 31,
                                                                                 2004              2003
                                                                             ------------      ------------
Current assets:
Cash and cash equivalents                                                    $ 11,650,886      $ 20,065,248
Accounts receivable, less allowances of $38,272,886 and $24,007,583            17,878,380         8,626,023
Inventory                                                                      18,105,275        16,602,608
Deferred income tax asset                                                       7,500,000         4,760,000
Prepaid expenses and other current assets                                       1,843,882         1,644,068
                                                                             ------------      ------------
            Total current assets                                               56,978,423        51,697,947
                                                                             ------------      ------------

Property and equipment, net                                                    40,228,942        18,953,744

Other assets:
Debt financing costs, net of accumulated amortization                                --              91,708
Cash deposits with bond trustee                                                      --             525,907
Deferred income tax asset                                                       2,743,000         9,709,000
Goodwill                                                                        3,922,655         3,904,094
Deposits and other assets                                                         418,082           481,755
                                                                             ------------      ------------
            Total other assets                                                  7,083,737        14,712,464
                                                                             ------------      ------------
                                                                             $104,291,102      $ 85,364,155
                                                                             ============      ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
Notes payable and current portion of long-term debt                          $       --        $    239,038
Accounts payable                                                                2,742,823         3,293,168
Accrued expenses                                                                2,268,763         1,114,976
                                                                             ------------      ------------
            Total current liabilities                                           5,011,586         4,647,182
Long-term debt, less current portion                                            3,000,000         3,935,000
                                                                             ------------      ------------
            Total liabilities                                                   8,011,586         8,582,182
                                                                             ------------      ------------
Stockholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none and
  17,025 shares of Series Q outstanding (liquidation value $1,702,500 at
  December 31, 2003)                                                                 --                 171
Common stock, $.01 par value, 25,000,000 shares authorized,
  18,353,281 and 16,761,216 shares issued and outstanding                         183,532           167,611
Additional paid-in capital                                                    120,804,537       116,060,210
Accumulated deficit                                                           (24,644,108)      (39,295,941)
Unearned stock-based compensation                                                 (64,445)         (150,078)
                                                                             ------------      ------------
            Total stockholders' equity                                         96,279,516        76,781,973
                                                                             ------------      ------------
                                                                             $104,291,102      $ 85,364,155
                                                                             ============      ============

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